Exhibit 99.1

CTG Promotes Three Long-time Business Leaders in Europe

Bob Daelman, Guido Helsloot and Rénald Wauthier named Vice Presidents

BUFFALO, N.Y., February 15, 2019—CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, announced today that three of the Company’s high-performing managers in its European business, Bob Daelman, Guido Helsloot and Rénald Wauthier, have each been named vice president.

“Bob Daelman and Rénald Wauthier have proven track records of significantly expanding their respective businesses in Europe. Guido Helsloot has been key enabler in effecting two acquisitions in the past six years that expanded our operations and was again instrumental in driving our recent Tech-IT acquisition that will give CTG broader end-to-end capabilities to better-serve our clients. Together, this team has greatly contributed to our success in Europe, where CTG has recorded eight consecutive years of revenue growth,” commented Filip Gydé, current Executive Vice President and President of CTG Europe and incoming President and CEO of CTG. “As proven by their past accomplishments, Bob, Guido and Rénald are the ideal leaders to oversee our European operations going forward as I transition to my new role as CEO of CTG’s worldwide operations and allocate a significant amount of my time to our North American operations.”

Bob Daelman will assume executive responsibility for all CTG operations in Belgium and the United Kingdom in his new role as well as the for the associated growth strategy. Daelman brings over 30 years of experience to his new position as Vice President, including 18 years at CTG with increasing responsibility across sales and leadership positions. Under Daelman’s guidance, CTG Belgium has grown revenue by double digits in each of the last three years and nine times has been recognized as a ‘Great Place to Work’ by Great Place to Work® Institute Belgium.

As a CTG Vice President, Guido Helsloot will have executive responsibility for all European business-related finance, administration, quality, and compliance functions. He will also oversee European IT and legal functions. Helsloot has 25 years of experience in finance and administration, including 11 years at CTG. He will continue to manage an international team across four countries and seven business entities in Europe. Helsloot has provided expert financial, regulatory, and compliance guidance in each of CTG’s acquisitions in Europe—etrinity, Soft Company, and Tech-IT.

Rénald Wauthier has been appointed a CTG Vice President and will have executive responsibility for the growth strategy and all CTG operations in Luxembourg, including the Tech-IT business, as well as in France, where CTG entered the market with the acquisition of Soft Company last February. Wauthier has 28 years of industry experience, including 22 years at CTG. In his current management and sales roles he has driven tremendous growth and considerably expanded CTG’s team in Luxembourg from a small group of professionals 20 years ago to over 500 today. In addition, Wauthier established CTG Luxembourg as a leading employer of choice with the Company’s Luxembourg operations having been recognized as a ‘Best Workplaces Luxembourg’ for eight consecutive years by Great Place to Work Institute® Luxembourg.

About CTG:

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2018 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the ability to integrate the Tech-IT and Soft Company businesses and retain their clients, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2017 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors: John Laubacker

Chief Financial Officer

john.laubacker@ctg.com

+1 716 887 7368

Media: Amanda LeBlanc

Vice President, Marketing

amanda.leblanc@ctg.com

+1 225 772 8865

Stephanie Janard

Amendola Communications for CTG

sjanard@acmarketingpr.com

+1 828. 288.2831 or 828.962.2054

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